SUPPLEMENT DATED FEBRUARY 21, 2012
to

PROSPECTUSES DATED APRIL 29, 2011
FOR MFS REGATTA GOLD, MFS REGATTA PLATINUM, MFS REGATTA CHOICE,
SUN LIFE FINANCIAL MASTERS ACCESS, SUN LIFE FINANCIAL MASTERS EXTRA,
SUN LIFE FINANCIAL MASTERS CHOICE, AND SUN LIFE FINANCIAL MASTERS FLEX

PROSPECTUS DATED MAY 1, 2009
FOR FUTURITY III

PROSPECTUSES DATED MAY 1, 2008
FOR MFS REGATTA, FUTURITY II, AND MFS REGATTA EXTRA

PROSPECTUSES DATED MAY 1, 2007
FOR MFS REGATTA CHOICE II AND MFS REGATTA FLEX II

PROSPECTUSES DATED JULY 18, 2006
FOR FUTURITY FOCUS AND MFS REGATTA CLASSIC

PROSPECTUSES DATED APRIL 11, 2006, AS SUPPLEMENTED DECEMBER 29, 2006,
AND PROSEPCTUSES DATED MAY 1, 2006
FOR SUN LIFE FINANCIAL MASTERS IV AND SUN LIFE FINANCIAL MASTERS VII

AND PROSPECTUSES DATED MAY 1, 2006
FOR FUTURITY SELECT FOUR PLUS, FUTURITY SELECT INCENTIVE,
FUTURITY SELECT FREEDOM, FUTURITY SELECT SEVEN, COLUMBIA ALL-STAR,
COLUMBIA ALL-STAR EXTRA, COLUMBIA ALL-STAR FREEDOM,
COLUMBIA ALL-STAR TRADITIONS, FUTURITY FOCUS II,
FUTURITY SELECT FOUR, FUTURITY ACCOLADE, FUTURITY,
MFS REGATTA FLEX FOUR, AND MFS REGATTA ACCESS

ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
SUN LIFE OF CANADA (U.S.) VARIABLE ACCOUNT F

This supplement updates certain information contained in each of the above-listed prospectuses. Please attach it to your prospectus and retain it for future reference. All capitalized terms used in this Supplement have the same meaning as defined in your prospectus.

Changes to the Market Value Adjustment (“MVA”) under the Fixed Account Options (“MVA Option”)

Effective March 19, 2012 (the “Effective Date”), we are amending your Contract or Certificate by putting a “floor” on the MVA feature. In order to do this, we must issue an endorsement to your annuity contract or certificate (the “MVA Endorsement”). For convenience, we use the term “Contract” to apply to both contracts and certificates.

The purpose of the MVA Endorsement is to enhance your Contract by limiting (i.e., putting a “floor” on) any downward MVA that might be applied after the Effective Date to withdrawals or transfers out of a Guarantee Period. The “floor” ensures that, if you withdraw or transfer money from a Guarantee Period before the end of its term, we will not impose an MVA that would reduce your Guarantee Amount before the deduction of any applicable Contract charges. We will, however, continue to apply any possible positive MVA that would increase your Guarantee Amount.

(continued)

MVA (US) 2012

In applying the MVA formula, each amount allocated to a different Guarantee Period or allocated at different times will be considered separately.

As a result of the issuance of the MVA Endorsement, the interests under the Contract relating to the MVA Option are no longer securities registered under the Securities Act of 1933. No other changes are being made to your Contract. All other terms and conditions remain unchanged.

The following example reflects the operation of the MVA after the effective date of the MVA Endorsement.

Assume that you purchased a Contract for $10,000 and you decided to invest $2,000 in a Fixed Account Option with a Market Value Adjustment. Assume that your investment in the Fixed Account has increased to $2,200 and your total Account Value is $15,000 and you are no longer assessed withdrawal charges. Assume that based on the interest rates applicable to the MVA formula in your Contract, your MVA would be -1.05%. Assume that you now need to surrender your Contract due to unforeseen circumstances. Before the Effective Date, the MVA calculated would equal negative $23.10 [$2,200 x (-1.05%)], reducing the amount you would receive to $14,976.90 ($15,000 – $23.10). After the Effective Date, however, we will no longer apply a negative MVA and you would receive an amount equal to $15,000.

Assume the same facts as above except that, based on the interest rates applicable to your MVA formula, your MVA would be 1.05%. Assume that you now need to surrender your Contract due to unforeseen circumstances. The MVA calculated would equal $23.10 ($2,200 x 1.05%) increasing the amount you would receive to $15,023.10 (15,000 + 23.10).

If you have any questions about this supplement, please contact us at (800) 752-7516 or write us at P.O. Box 9133, Wellesley Hills, Massachusetts 02481.

MVA (US) 2012